Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:  Incyte Corporation
Pamela M. Murphy, 302-498-6944
David C. Hastings, 302-498-6883

Incyte Completes Note Offering and Announces Redemption of Outstanding
5.5% Convertible Subordinated Notes Due 2007

Wilmington, DE —September 26, 2006 - Incyte Corporation (Nasdaq:  INCY) today announced that it has completed its previously announced private placement of $151.8 million aggregate principal amount of 3 1/2% Convertible Senior Notes due 2011, including the exercise of the initial purchaser’s option.  Incyte estimates that the net proceeds from this offering will be approximately $110.9 million (after deducting fees and expenses).

As previously announced, Incyte will use the net proceeds from the offering to redeem all of its outstanding 5.5% Convertible Subordinated Notes Due 2007 on October 16, 2006.  The notice of redemption was sent to the holders of the 5.5% Convertible Subordinated Notes Due 2007 on or about September 26, 2006.  Questions regarding the redemption should be directed to U.S. Bank National Association, the trustee under the indenture governing the 5.5% Convertible Subordinated Notes Due 2007, by calling U.S. Bank National Association Customer Service at (800) 934-6802.  Any remaining proceeds will be added to Incyte’s working capital and will be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds and the expected closing date of the offering, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including developments affecting Incyte’s research and development activities and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Incyte disclaims any intent or obligation to update these forward-looking statements.